Registration No. 33-50026
                                                                Rule 424(b)(3)


         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 16, 1992

                ML Home Equity Loan Asset Backed Certificates,
                      Series 1992-1, Class A and Class B
                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer
                            MLCC ACQUISITION CORP.
                                    Seller



     On September 23, 1992, the ML Home Equity Loan Trust 1992-1 (the "Trust") issued the ML Home Equity Loan Asset Backed Certificates, Series 1992-1 in an original aggregate principal amount of $305,436,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1992 by and among MLCC Acquisition Corp., as seller, Merrill Lynch Credit Corporation ("MLCC"), as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first paragraph and the first two tables set forth after the first paragraph under the heading "Origination of the Mortgage Loans -- Delinquency and Loan Loss Experience" on pages 19 through 21 of the Prospectus are hereby updated, in their entirety, as follows:

     The following tables set forth information relating to the delinquency and loan loss experience on the home equity revolving credit line mortgage loans acquired by MLCC from Originator and included in the portfolio of mortgage loans serviced by MLCC since December 31, 1993 (the "Dime Portfolio"), which includes the Mortgage Loans in the Trust, for each of the four years in the period ended December 31, 1998. Information prior to 1993 for the Dime Portfolio is available only from the records of The Dime Savings Bank of New York, FSB and is not sufficiently verifiable by MLCC. The information shown for the Dime Portfolio, because of the period that it covers, may not be representative of the delinquency and loan loss experience on such loans over a longer historical period. The delinquency and loan loss experience set forth in the following tables represents the historical experience of MLCC for the dates and period given.


                                   Dime Portfolio Delinquency Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1995            1996          1997             1998
                                                -----------     -----------  --------------  ---------------
Number of revolving credit line loans
    serviced.................................        3,919           3,356           2,758            2,043
Aggregate loan balance of revolving credit
  line loans serviced........................     $200,367        $163,241        $128,391         $ 86,179
Loan balance of revolving credit line loans
  2 months delinquent........................      $ 1,000         $ 1,039           $ 809         $  2,307
Loan balance of revolving credit line loans
  3 months or more delinquent................      $ 2,885         $ 3,145         $ 3,589         $  2,918
Total of 2 months or more delinquent as a
  percentage of aggregate loan balance of
  revolving credit line loans................        1.94%           2.56%           3.42%            6.06%



                                      Dime Portfolio Loss Experience
                                          (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1995            1996          1997             1998

As of end of Period:
    Number of revolving credit line loans
     serviced................................        3,919           3,356           2,758            2,043
    Aggregate loan balance of revolving
       credit
     line loans serviced.....................     $200,367        $163,241        $128,391          $86,179
For the Period:
    Gross charge-offs dollars................        $  95           $ 327           $ 130           $  174
    Percentage(1)............................        0.05%           0.20%           0.10%            0.20%

--------------
(1) As a percentage of aggregate balance of Mortgage Loans serviced.


     Additionally, the information set forth in the table entitled "Cut-Off Date Loan Balances" on page 24 of the Prospectus is hereby updated to indicate, as of December 31, 1998, the Loan Balances of the Mortgage Loans:





                                       Loan Balances as of December 31, 1998
                                                                                                      % of Mortgage
                 Range of                             Number of                                          Pool by
               Loan Balances                       Mortgage Loans             Loan Balance            Loan Balance
--------------------------------------------      ------------------      ----------------------    ------------------

$   4,999.99 or lower......................                      64       $          136,500.61                 0.23%
$   5,000.00-         9,999.99.............                      63                  473,150.10                 0.80%
$  10,000.00-        14,999.99.............                      91                1,133,016.95                 1.92%
$  15,000.00-        19,999.99.............                      97                1,715,866.12                 2.91%
$  20,000.00-        24,999.99.............                     100                2,268,282.03                 3.85%
$  25,000.00-        29,999.99.............                     113                3,135,287.05                 5.32%
$  30,000.00-        34,999.99.............                      87                2,850,054.69                 4.84%
$  35,000.00-        39,999.99.............                      97                3,643,185.51                 6.19%
$  40,000.00-        44,999.99.............                      80                3,409,367.13                 5.79%
$  45,000.00-        49,999.99.............                     101                4,794,236.60                 8.14%
$  50,000.00-        54,999.99.............                      36                1,910,606.21                 3.24%
$  55,000.00-        59,999.99.............                      45                2,596,886.34                 4.41%
$  60,000.00-        64,999.99.............                      44                2,761,881.64                 4.69%
$  65,000.00-        69,999.99.............                      38                2,567,895.78                 4.36%
$  70,000.00-        74,999.99.............                      43                3,116,752.82                 5.29%
$  75,000.00-        99,999.99.............                     111                9,730,154.54                16.54%
$ 100,000.00-       149,999.99.............                      50                6,079,669.53                10.33%
$ 150,000.00-       199,999.99.............                      12                2,131,790.15                 3.62%
$ 200,000.00-       249,999.99.............                       4                  931,280.77                 1.58%
$ 250,000.00-       299,999.99.............                       9                2,540,219.63                 4.31%
$ 300,000.00-       349,999.99.............                       3                  968,064.17                 1.64%
                                                 -------------------     -----------------------    ------------------
                       TOTALS..............                   1,288       $                                   100.00%
                                                                                  58,894,148.37
                                                  ==================      ======================    ==================



           The date of this Prospectus Supplement is April 1, 1999.